Exhibit 21.1
FURMANITE CORPORATION SUBSIDIARY LIST
FURMANITE CORPORATION (formerly Xanser Corporation)
Furmanite Germany, Inc.
Management Services Furmanite Holding GmbH
Furmanite Technische Dienstleistungen GmbH (formerly Zweipack GmbH)
Furmanite Industries Service GmbH
Xtria LLC (formerly Fields Financial Services, Inc.)
Kaneb Financial Corporation (formerly Asset Based Lenders, Inc.)
Furmanite Equipment Leasing Company LLC (formerly Kaneb Equipment Leasing Company)
Furmanite Worldwide, Inc. (formerly Kaneb International, Inc.)
Furmanite America Inc.
Furmanite US GSG LLC
Furmanite Canada Corp
Furmanite International Finance Limited
Furmanite Offshore Services, Inc.
Furmanite SAS
Furmanite Holding BV
Furmanite Mechanical Technology Services (Shanghai) Co., Ltd.
Furmanite GSG BV
Metaholding BV
Metalock BV
Furmanite BV
Furmanite Limited (formerly Kaneb UK plc)
Furmatec Limited
Furmanite 1986 (formerly Furmanite 1986 Ltd.)
Furmanite International Ltd.
IPSCO International Limited
Furmanite Middle East SPC
Furmanite West Africa Limited
Furmanite GSG Limited
Furmanite Holding AS
Furmanite AS (Norway)
CMS: Corrosion Monitoring Services AS
Furmanite GSG BV
Furmanite BVBA
Furmanite East Asia Ltd (Hong Kong)
Furmanite Singapore PTE Ltd.
Furmanite Malaysia LLC
Specialty Industrial Services Sdn. Bhd.
Furmanite (Malaysia) Sdn. Bhd.
Furmanite Australia Pty Ltd (formerly Denon Pty Ltd)
Furmanite NZ Limited (formerly Furmanite V & P Eng. Ltd, formerly V&P Eng Ltd)
Xanser Investment
Xanser Services LLC (merged with Xanser Financial July 2009)
as of March 2010